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                                                                    EXHIBIT 99.1

         [CHARLES E. SMITH RESIDENTIAL REALTY, INC. LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE
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December 22, 1999
                                           Contact:  Investors - Chandler Spears
                                                                    703/769-1044
                                                           Media - Susan Goyette
                                                                    703/769-6746

        CHARLES E. SMITH RESIDENTIAL ANNOUNCES $210 MILLION HIGH RISE
           PORTFOLIO ACQUISITION/REPOSITIONING IN SOUTHEAST FLORIDA

    Company Re-Deploys $71 Million From Disposition of Existing Assets

Arlington, Va. -- Charles E. Smith Residential Realty, Inc. (NYSE:SRW), the nation's leading urban multifamily REIT, announced today that it will acquire a 2,669-unit portfolio in Southeast Florida from a partnership of institutional investors. The portfolio includes eight high-rise buildings, four on the oceanfront and the others on the intracoastal waterway. All are located in the Hollywood Beach/Aventura area.

The total investment will include approximately $178 million payable to the seller, and an estimated $33 million in capital improvements planned over the next two years. The transaction will be funded with proceeds from the disposition of four multifamily assets and the Company's bank credit line. Closing on three of the buildings occurred on December 21, 1999. Closing on the remaining five buildings is expected to take place within 30 days.

Similar to Smith Residential's recent acquisition in South Miami Beach, this portfolio represents another repositioning opportunity for the Company in Southeast Florida. Value-adding upgrades planned include in-unit washer/dryers, additional parking, kitchen/bath renovations, and window and balcony modifications to improve views.

"This acquisition maintains the momentum of our urban living strategy and geographic diversification program," said Ernest Gerardi, Jr., President of Charles E. Smith Residential.

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S. Florida Acquisition                                             Page - 2

"One third of our approximately 24,000-unit portfolio is now in the key growth
markets of Chicago, Boston and Southeast Florida.   In our targeted market in
Southeast Florida - from Miami Beach north to Palm Beach - we have achieved critical mass with over 4,200 units. With this acquisition we will own four of only eight rental multifamily buildings directly on the oceanfront between Miami Beach and Ft. Lauderdale - and three of the four non-Smith-owned buildings are scheduled for condominium conversion."

John Guinee, Smith Residential's Chief Investment Officer, added, "This acquisition takes advantage of a significant lifestyle transition occurring in the urban/high-rise corridor east of I-95. The former largely retiree population has changed to a broader demographic profile that is consistent with
our focus on urban living markets.   The Southeast Florida market continues to
show strong, well-diversified employment growth, adding 60,000 jobs annually in wide-ranging fields, including international trade, professional and financial services, health care, entertainment and tourism. This growth has created a healthy rental market."

The acquired properties are all located near shopping and entertainment venues including Aventura Mall, Bal Harbor Shops and the Turnberry Resort. Five of the buildings in Hollywood Beach are within a short walk of the new 1,000+ room Diplomat Hotel and Convention Center, scheduled to open in the 4th quarter of 2000, which will offer 50,000 square feet of high-end retail, including a dozen restaurants. All of the properties feature large apartment units, averaging over 1,000 square feet, as well as an extensive array of amenities including swimming pools, tennis courts, fitness facilities and business centers.

The four disposition properties, totaling 1,248 units, include Potomac View, Windsor Towers and Columbian-Stratford in Northern Virginia and Fort Chaplin in Washington, D.C., with total proceeds of approximately $71 million.

Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange under the symbol "SRW." The Company and its subsidiaries and affiliates own, acquire, develop, and manage multifamily residential units in Washington, D.C.,

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S. Florida Acquisition                                              Page - 3



Northern Va., Chicago, Boston and Southeast Florida. The Company owns approximately 24,000 units and has approximately 3,000 units under pre-purchase and/or construction. The total market capitalization of the Company - Charles E. Smith Residential Realty, Inc., including its Operating Partnership -exceeds $2.3 billion. Investor information, including press releases about Charles E. Smith Residential Realty, is available on the Company's website at www.charlesesmith.com and also through PR Newswire "News on Call" by fax
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800-758-5804, ext. 101271, or at www.prnewswire.com.
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This news release contains forward-looking statements regarding the Company's outlook, including statements of goals, intentions, and expectations based on assumptions about general economic and market conditions, competitive dynamics and other factors that, by their nature, are subject to significant uncertainties, some of which are discussed in the Company's filings with the Securities and Exchange Commission. Because of these uncertainties, and the assumptions on which statements in this release are based, actual future results may differ materially.

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